Exhibit 10.1

ICOS CORPORATION
MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (this “Agreement”) between ICOS Corporation, a Washington corporation, having its principal offices at 22021 20th Avenue, Bothell, WA 98021 (“ICOS”), and Protein Design Labs, Inc., a Delaware corporation, having its principal offices at34801 Campus Drive, Fremont, CA 94555 (“PDL”), is effective as of August 29, 2003.

RECITALS

A.                                   PDL is engaged in the discovery, development, and commercialization of new pharmaceutical candidates;

B.                                     ICOS is in the business of providing biological development and manufacturing services; and

C.                                     PDL has discussed certain of its areas of interest with ICOS and is familiar with ICOS’s facilities and expertise and, as a result, wishes to retain ICOS to provide certain services associated with manufacturing and/or supplying certain quantities of specific product(s) for use in clinical trials, as more fully set forth in various Work and Quality Statements (as defined herein) to be attached to this Agreement, and ICOS is willing to so perform, all in accordance with the applicable Work and Quality Statements and subject to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

1.                                      Definitions

1.1                                 “Acceptance Criteria” means the composition, quality, purity, identity and strength of a Product to be set forth in Work and Quality Statements and which must be met by ICOS in Processing the Product.

1.2                                 “Affiliate” means any entity that controls, is controlled by, or is under common control with a party.  A corporation or other entity shall be deemed to control a corporation or entity if it directly or indirectly owns or controls at least fifty percent (50%) of the voting stock or other ownership interest of that corporation or entity.

1.3                                 “CMC” means Chemistry Manufacturing and Control information required by the FDA for the filing of an IND, as set forth in 21 CFR 312.23(a)(7), et. seq., as amended or any successor information.

1.4                                 “Confidential Information” means any business or technical information, trade secrets, know-how, techniques, data or other information, disclosed by the disclosing party to the receiving party in writing and marked “confidential” or that is disclosed orally and confirmed in writing as confidential within thirty (30) days following such disclosure.  Confidential Information shall not include any information that is: (a) already known to the receiving party at the time of disclosure hereunder (other than from the other party hereto) as demonstrated by its written records; (b) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or anyone to whom the receiving party disclosed such information; (c) disclosed to the receiving party on a nonconfidential basis by a third party under no obligation of confidentiality to the disclosing party; or (d) independently developed by the receiving party without reliance on the Confidential Information of the disclosing party as shown by its written records.  All PDL Materials, PDL Trade Secrets, and all results of the services shall be deemed Confidential Information of PDL, except to the extent any such information falls within any of the categories described in clauses (a) through (d) above.

1.5                                 “cGMP” means the current Good Manufacturing Practices and General Biologics Products Standards as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised after the date of this Agreement:

(a)                                  the U.S. Food, Drug & Cosmetics Act (21 U.S.C. Sect. 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210, 211, 600 and 610) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; and

(b)                                 the ICH guide Q7a, “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” as applied to investigational drugs (Section 19).

1.6                                 “PDL Materials” means those materials supplied by PDL to ICOS (if any) pursuant to this Agreement or a particular Work or Quality Statement, except those materials provided by PDL to ICOS that are both (a) not proprietary to PDL and (b) paid for by ICOS.

1.7                                 “PDL Patent Rights” means patents and patent applications owned by PDL, and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof).

1.8                                 “PDL Trade Secrets” means unpatented and/or unpatentable trade-secret information and proprietary technology of any kind or nature owned by PDL (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof), which is disclosed by or on behalf of PDL for purposes of assisting ICOS in performing the Services.

1.9                                 “FDA” means the United States Food and Drug Administration, or its successor agency, and or its European counterpart(s) (currently, the European Medicines Evaluation Agency, or “EMEA”), as the case may be.

1.10                           “IND” means an Investigational New Drug application to begin studies of a new drug or biologic for humans that is filed with the FDA, as set forth in 21 CFR 312.22, et. seq., as amended, or its European counterpart(s) (currently, EMEA), as the case may be, or any successor application.

1.11                           “Intellectual Property Rights” means any patent, copyright, trademark, trade secret or other intellectual or industrial property rights or proprietary rights arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

1.12                           “Manufacture and Release Requirements” means those specifications, methodologies, analytical tests, process parameters, acceptance criteria, and cGMP requirements necessary to manufacture and release to PDL the Product in conformity with a particular set of agreed on Acceptance Criteria.  All Manufacture and Release Requirements are set forth in the Work and Quality Statements.

1.13                           “Price and Payment Terms” means the amounts, as stated in a Work Statement, that are payable by PDL to ICOS in consideration for ICOS performing the Services pursuant to such Work Statement.

1.14                           “Process,” “Processed” or “Processing” means those activities associated with the Product as described in the Work and Quality Statements, which ICOS will perform for and on behalf of PDL in accordance with this Agreement.

1.15                           “Product” means the Product defined in the Work and Quality Statements.

1.16                           “Quality Statement” means the Quality Statement executed by the parties and attached hereto as Appendix E, and incorporated hereing by this reference, as revised by the written agreement of the parties from time to time, which shall describe the regulatory and compliance roles and responsibilities of both PDL and ICOS.

1.17                           “Schedule” means the estimated, target or required timeline for Processing the Product as agreed on by the parties and set forth in a Work Statement.

1.18                           “Services” means the services to be provided by ICOS for the benefit of PDL, including Processing specific Product, pursuant to the particular Work and Quality Statements, which services shall be performed subject to the terms and conditions of this Agreement.

1.19                           “Work Statement” means each Work Statement executed by the parties and attached hereto as an Exhibit (including the Quality Statement described above), and incorporated herein by this reference, as revised by the written agreement of the parties from time to time, which shall contain at a minimum (a) a description of all the Services to be performed, (b) a description of the Product, Acceptance Criteria, Process, and the Manufacture and Release Requirements, (c) the Price and Payment Terms, (d) the quantity of Product to be delivered, and (e) an estimated Schedule.

2.                                      Work and Quality Statements

Except as provided in Section 3.3, ICOS shall have no obligation to perform any services except in accordance with any Work and Quality Statements.  From time to time with respect to the manufacture, analysis and/or supply of the M200 Product, they will execute and attach to this Agreement Work and Quality Statements describing the Services to be performed and related information.  This Agreement and each specific Work or Quality Statement, as the same shall be completed, shall collectively, independent from any other Work or Quality Statement, constitute the entire agreement for the specific Services identified in such Work or Quality Statement.  No Work or Quality Statement shall be binding unless executed by both parties.

Subject to Section 3.2C, by unanimous written decision of the Project Leaders (as defined in Section 3.5), the parties may revise the Work or Quality Statements at any time.

With respect to all services provided by ICOS from time to time that are agreed on by the parties but are outside the scope of the Services (“Additional Services”), PDL shall pay to ICOS [CONFIDENTIAL TREATMENT REQUESTED] as described in the Work Statement.  Such Additional Services and PDL’s payment obligations will be governed by the terms of this Agreement.  ICOS will invoice PDL monthly for all Additional Services performed, with each such invoice containing a reference to the services performed and the personnel used.  All such invoices will be payable under the terms described in Section 7.  Notwithstanding the foregoing, and subject to the terms of this Agreement, ICOS must complete all the tasks necessary to complete the Services that are within the scope of the Work and Quality Statements to ensure that the Product is Processed in compliance with the applicable Manufacturing and Release Requirements in all material respects, and PDL shall compensate ICOS in performing such Services at the rate specified in the Work Statement.

Promptly following conclusion of the Services, if PDL reasonably determines that further services are required beyond the Services (as described in the Work and Quality Statements) to permit PDL to complete the CMC section of documents necessary to file an IND or IND Amendment with the FDA with respect to the Product, ICOS shall consider performing any such further services provided that (i) such further services are within ICOS’s then current manufacturing services offerings, and (ii) ICOS has resources available (during normal working hours) to provide such further services.  ICOS reserves the right to request further compensation prior to agreeing to perform such further services, considering other commercial opportunities.  Such written description of supplemental services and compensation shall be an amendment to the pertinent Work and Quality Statements and shall be governed by the terms of this Agreement.

3.                                      Scope of Services

3.1                               Processing Services

Subject to the terms of this Agreement and pursuant to each Work or Quality Statement, ICOS will perform the Services as set forth in each Work or Quality Statement and, as applicable, use commercially reasonable best efforts (based on biologics manufacturing industry standards) to (a) Process the Product in accordance with the related Manufacture and Release Requirements, including without limitation cGMP, so that when released to PDL the Product will conform in all material respects with the applicable Acceptance Criteria, (b) maintain all records regarding the Process and the Product as agreed to from time to time by the parties and in conformity with cGMP, (c) subject to the last paragraph of Section 2, provide suitable CMC support documentation to allow PDL to file an IND or IND Amendment with the FDA and (d) supply the Product to PDL in accordance with the applicable Schedule.

The parties agree that the Services, as described in the Work and Quality Statements, may not be changed without both parties’ prior written agreement.  PDL acknowledges that ICOS is given flexibility to conduct such activities, although not expressly stated in the Work and Quality Statements, at the time and in the manner that ICOS deems necessary as an independent contractor to fulfill its obligations in completing the Services.

3.2                               Changes to Schedules and Specifications

A.                                   Due to the unpredictable nature of the biological processes, the Schedules set down for the performance of the Services (including without limitation the dates for production and delivery of Product) set out in the Work Statement are best current estimates only.  ICOS [CONFIDENTIAL TREATMENT REQUESTED] shall keep PDL regularly informed of any changes to the Schedules.  ICOS understands that any such changes to the Schedules may have a material impact on PDL’s business and agrees that the effect on the Schedules caused by any changes to the Schedules will be made to the minimum extent reasonably necessary.

B.                                     The Acceptance Criteria and the Manufacturing and Release Requirements may be amended from time to time only as described in Section 3.2C or as dictated by the FDA and applicable laws.

C.                                     ICOS will not implement any Material Changes relating to any agreed on Acceptance Criteria or Manufacture and Release Requirements without PDL’s prior written approval of such changes.  ICOS may, however, make non-Material Changes without PDL’s prior written approval, but with timely notification to PDL.  For purposes of this Section 3.2C, a “Material Change” is defined as any variation in the written procedures currently in place that (i) impacts the regulatory commitments for the Product, (ii) may affect the quality, purity, identity or strength of the Product, or (iii) would necessarily result in changing, altering or modifying the Acceptance Criteria and/or the Manufacture and Release Requirements.

D.                                    With respect to (i) amendments dictated by the FDA or applicable laws and (ii) Material Changes, as described in this Section 3.2, PDL shall be responsible for (a) the costs specific to the Product in making such amendments to the Acceptance Criteria and/or Manufacturing and Release Requirements, including without limitation capital costs specific to the Product  (but excluding [CONFIDENTIAL TREATMENT REQUESTED]), (b) the costs in validating the Process after such amendment, and (c) any increases in cost of manufacturing the Product as a result of such amendment.  With respect to amendments dictated by the FDA or applicable laws, the parties will promptly meet to discuss the actions necessary to comply with such amendments and the costs associated therewith.  ICOS shall invoice PDL in accordance with Section 7.2 for all cost that PDL is responsible to pay pursuant to this Section 3.2.D.

3.3                               Technical Difficulties

If it becomes apparent to either ICOS or PDL at any stage in the provision of any Services that, as a result of scientific or technical reasons out of the reasonable control of either party, it will not be possible to complete the Services in the manner described in this Agreement or the applicable Work and Quality Statements, the parties shall [CONFIDENTIAL TREATMENT REQUESTED] to resolve such problems in a commercially reasonable manner.

3.4                               Safety Procedures

ICOS will have responsibility for adopting and enforcing safety procedures for ICOS’s internal handling and production of each Product, which procedures will comply in all material respects with applicable federal, state and local environmental and occupational safety and health requirements.

3.5                               Project Leaders

Each party will, within ten (10) days of signing this Agreement, select an individual to serve as its Project Leader (collectively, the “Project Leaders”) and inform the other party of such selection.  Each party’s Project Leader will (a) be authorized to manage the relationship of the parties under this Agreement, (b) oversee the performance of the Services, (c) take the actions specifically delegated to them under this Agreement, and (d) be the principal contact of such party for matters relating to this Agreement.  Each party may change its Project Leader at any time on written notice to the other party.  The Project Leaders shall meet on request of either party, but in any event no less frequently than monthly.  Meetings may be held by telephone conference call and may be attended by other representatives of each party, in addition to the Project Leader, as the applicable Project Leader may desire.  Decisions of the Project Leaders must be unanimous.

3.6                               Ownership of Products; License to Know-How

PDL will own all rights, title and interest to all Products, PDL Materials, PDL Intellectual Property Rights, PDL Patent Rights and PDL Trade Secrets including, without limitation, all in process materials used to produce Products and paid for by PDL, cell lines, cell banks, data, marketing plans, product lines, product plans and records (except to the extent the data or records contain ICOS’s Intellectual Property Rights or Confidential Information) produced pursuant to such Work and Quality Statements and all Intellectual Property Rights in and to all of the foregoing (collectively, “PDL Property”); provided, however, that PDL Property will not include any right, title or interest in or to any Intellectual Property Rights or Confidential Information owned by ICOS, including without limitation [CONFIDENTIAL TREATMENT REQUESTED].  ICOS grants to PDL a non-exclusive, non-sublicensable (except to third parties for purposes of manufacturing as described in the last sentence of this Section 3.6), royalty free license, to use ICOS’s Intellectual Property Rights developed only as a result of performing the Services for PDL under the Work and Quality Statements, including but not limited to batch records and other such information (the “ICOS Project Related IP”), solely for the purpose of permitting PDL to perform clinical trials and file for an IND or an IND Amendment with the FDA.  PDL shall have the right to sublicense its rights in ICOS Project Related IP granted pursuant to this Section 3.6 for the sole purpose of permitting the third party sublicensees to perform manufacturing services that are substantially similar to the Services and related to such PDL Property, provided that each sublicensee agrees in writing to be bound by the provisions of Section 10 to the same extent as PDL is bound.  In the event that PDL’s license rights granted under this Section 3.6 are terminated at any time for any reason, all such sublicenses shall terminate.  PDL shall include in all of its sublicense agreements granted hereunder provisions for such termination.

3.7                               Assistance with Transfer of PDL Property.

ICOS agrees that during or after the term of this Agreement, PDL, at its option, may elect to engage a third party to perform the same services or services substantially similar to the Services at any time during or after the term of this Agreement.  Subject to both (a) the availability of ICOS personnel, which shall not be unreasonably or unduly withheld, and (b) PDL compensating ICOS for its time spent in complying with its obligations under this paragraph [CONFIDENTIAL TREATMENT REQUESTED] in connection with such obligations, ICOS agrees to provide all necessary assistance to PDL in transferring PDL Property to such third parties that PDL engages to perform such services.  In addition, ICOS agrees that in connection with such transfer, PDL may [CONFIDENTIAL TREATMENT REQUESTED] that is directly related to the PDL Property and necessary for such third parties to perform manufacturing services that are substantially similar to the Services and related to such PDL Property and the ICOS Project Related IP licensed to PDL under Section 3.6, on behalf of PDL under a confidentiality agreement containing provisions at least as protective as those of Article 10, provided that PDL [CONFIDENTIAL TREATMENT REQUESTED].

4.                                      PDL Supply of Information

4.1                               Proprietary Information to Provide Services

As soon as practicable after the parties’ execution of Work and Quality Statements, PDL shall supply to ICOS all PDL Materials and shall disclose to ICOS all PDL Trade Secrets necessary for ICOS to perform the Services to be provided under such Work and Quality Statements.  PDL hereby grants ICOS during the term of the applicable Work and Quality Statements the non-exclusive right to use such PDL Patent Rights, PDL Trade Secrets and PDL Materials as are necessary for ICOS to perform the Services for the sole purpose of providing the related Services.  ICOS acknowledges it may not use any such rights, information or materials for any purpose other than as required to perform the Services.

4.2                               Information Regarding Hazards

PDL shall also provide to ICOS on an ongoing basis throughout the term of this Agreement prompt notice of any information it receives involving the PDL Materials or Product that relates to any hazards to the health or safety of any personnel of ICOS or the possibility of cross-contamination of any other products being manufactured or stored by ICOS.  ICOS shall promptly notify PDL of any information it receives relating to (a) the safety of the PDL Materials or Product, including any confirmed or unconfirmed information on adverse, serious, or unexpected events, including health or safety risks, associated with the use or toxicity of the

Product, or (b) the possibility that cross-contamination has occurred with other Products manufactured or stored by ICOS.

5.                                      Shipping

ICOS agrees to work with PDL to deliver and transfer title to the Product in such locations and in such a manner as directed by PDL, provided that any such arrangement shall not materially alter ICOS’s obligations, or expose ICOS to any additional liabilities, under or arising out of this Agreement.  Notwithstanding, all Product that ICOS Processes pursuant to this Agreement shall be packaged and shipped FOB ICOS’s facilities and in accordance with PDL’s written instructions and in compliance with all applicable shipping regulations.  The parties acknowledge that, according to the Quality Statement, ICOS may not ship the Product to PDL until PDL has authorized such shipment.  In the event PDL does not grant such shipping authorization within [CONFIDENTIAL TREATMENT REQUESTED] following the date that ICOS has provided notice to PDL that it is prepared to ship the Product, the Product will be deemed to have been delivered to PDL upon the expiration of such [CONFIDENTIAL TREATMENT REQUESTED] period for all purposes under this Agreement (including, without limitation, to determine whether ICOS has timely delivered the Product to PDL, to begin the evaluation period of the Product as described in Section 6.1A, and to transfer the title and risk of loss in the Product to PDL).  All risk in and title to the Product shall pass to PDL on delivery by ICOS.  Unless the parties agree otherwise in the applicable Work Statement, PDL shall designate a shipping company, coordinate with such shipping company for the shipment of the Product, and be billed directly by the shipping company for all related shipping costs.  Notwithstanding the foregoing, shipment may, on agreement of the parties, be arranged by ICOS and at terms and with a carrier reasonably acceptable to PDL.

6.                                      Inspection and Acceptance

6.1                               Evaluation Period

A.                                   All Product shipped from ICOS to PDL shall comply in all material respects with the applicable Acceptance Criteria and Manufacture and Release Requirements and shall be accompanied by a certificate of analysis in a form to be agreed on by the parties.  PDL shall have[CONFIDENTIAL TREATMENT REQUESTED] from the date the Product is delivered to PDL to evaluate the Product and reject the acceptance thereof; provided, however, that PDL may reject any Product only if (i) ICOS fails to deliver a certificate of analysis, (ii) the Product does not meet the Acceptance Criteria as of the date of delivery in any material respect, (iii) the Product was not Processed according to the Manufacture and Release Specifications in any material respect, or (iv) the Product was not manufactured according to cGMPs in any material respect.  In the absence of PDL notifying ICOS of rejection within the above described [CONFIDENTIAL TREATMENT REQUESTED] period, PDL will be deemed to have accepted the Product as delivered.

B.                                     In the event that the Schedules in a particular Work Statement are estimates only, PDL shall not be entitled to cancel any unfulfilled part of the Services or refuse acceptance of Product related to such Work Statement on grounds of reasonably late performance of the Services or reasonably late delivery of the Product, as described in section 3.2.A.  In such event, and notwithstanding Section 12, ICOS shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, arising out of any delay in performance or delivery howsoever caused; or arising out of any failure to produce the estimated quantities of Product for delivery on the estimated schedule.

6.2                               Rejection of Product

A.                                   If PDL rejects any of the Product pursuant to Section 6.1A, PDL shall (i) immediately provide to ICOS written notice of rejection which shall state in reasonable detail the reasons for such rejection and (ii) provide ICOS with the opportunity to conduct its own tests on such rejected Product.  PDL shall return all remaining unused Product to ICOS and require that ICOS replace such rejected Product; provided, however, that PDL may retain only that portion of the rejected Product that is then being used for laboratory testing, and may use such retained portion solely to complete such tests but in no event may PDL use any of the rejected Product for any human clinical testing or trials after becoming aware of the basis for such rejection (and PDL shall indemnify ICOS for all liabilities, costs and damages incurred by ICOS resulting from PDL’s breach of this limitation on use).  ICOS shall replace the Product (as mutually agreed) as soon as practicable.  In no case shall ICOS take more than [CONFIDENTIAL TREATMENT REQUESTED] to replace such Product.

B.                                     Notwithstanding the foregoing, if PDL rejects the Product for the reasons stated in Section 6.1A(ii) or (iii) and the parties disagree on whether PDL is entitled to so reject such Product, then (i) analysts from both parties shall promptly meet to determine that the methods of analysis are the same and are being executed in the same manner, (ii) carefully controlled and split samples shall be sent from one site to another for testing in an attempt to reach agreement, and (iii) the parties shall use good faith efforts for a period of [CONFIDENTIAL TREATMENT REQUESTED] after completing such tests to resolve whether PDL is entitled to reject such Product.  In the event that the parties cannot resolve their dispute in the manner described, an independent laboratory acceptable to both parties shall be qualified and shall utilize agreed on test methods to test the Product in dispute (“Disputed Product”).  The costs of such independent laboratory shall be borne by the parties equally; provided, however, that the party that is determined to be incorrect in the dispute shall be responsible for all such costs and shall reimburse the correct party for its share of such costs incurred.  The decision of such independent laboratory shall be in writing and shall be binding on both ICOS and PDL.

C.                                     If PDL properly rejects Product pursuant to Section 6.1A and 6.2B, or if ICOS breaches its warranty stated in Section 10.1B subject to the time limitation regarding notice of breach as stated therein, and ICOS cannot replace the Product with conforming Product within the time period set forth in Section 6.2A, then ICOS [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that ICOS will not wait for the time period in Section 6.2A to expire before [CONFIDENTIAL TREATMENT REQUESTED] if ICOS has earlier knowledge that it will be unable to replace the Product [CONFIDENTIAL TREATMENT REQUESTED].  Nothing in this Section shall permit ICOS to cancel its remaining obligations under the Work and Quality Statements (e.g., obligations regarding transfer of PDL Property and confidentiality) or terminate this Agreement as it relates to other Work Statements.  The provisions of this Section 6.2 shall be the sole remedies available to PDL with respect to Product that PDL properly rejects.

7.                                      Fees and Invoices

7.1                               Fees

In consideration for ICOS performing the Services, PDL shall pay to ICOS such amounts as described in the Price and Payment Terms section of the applicable Work Statement.  All fees are exclusive of sales tax or of any other applicable taxes, levies, duties and fees of whatever nature imposed by or under the authority of any governmental authority, which shall be paid by PDL (other than taxes based on ICOS’s income).

7.2                               Invoices

ICOS shall invoice PDL as provided in the Price and Payment Terms section of the applicable Work Statement.  PDL shall pay the total amount of each invoice within [CONFIDENTIAL TREATMENT REQUESTED] of receipt of the invoice.  If ICOS has not received full payment prior to the expiration of such [CONFIDENTIAL TREATMENT REQUESTED] period, ICOS shall provide written notice to PDL of such non-payment.  In the event PDL fails to make payment within [CONFIDENTIAL TREATMENT REQUESTED] of the date of such notice, then (a) all unpaid amounts shall accrue interest from the date of the applicable invoice at a monthly rate equal to the lower of [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) or the highest rate permitted by law, and (b) ICOS may terminate this Agreement as set forth in Section 14.2A upon written notice to PDL (unless PDL’s failure to pay is due to its rejection of Product pursuant to Section 6.2A and the parties are within the dispute resolution procedures set forth in Section 6.2B) provided that such termination will not forgive PDL’s obligation to pay all amounts owing to ICOS.

8.                                      Raw Materials

ICOS will be responsible for procuring, testing, releasing and maintaining sufficient inventory of all raw materials necessary to Process the Product in accordance with this Agreement and the applicable Work and Quality Statements; provided, however, that PDL shall reimburse ICOS for the purchase of unusual or special raw materials, which are to be identified on the applicable Work Statement as the “PDL Raw Materials,” in such amount and in the manner as described in such Work Statement.

9.                                      Confidentiality

9.1                               Non-disclosure

Each party agrees (a) to take all reasonable precautions and to use its commercially reasonable efforts (provided such efforts shall be no less than what such party uses to protect its own confidential information, but in no event less than reasonable care) to maintain the confidentiality of all Confidential Information that such party (the “Recipient”) obtains in respect to the other party (the “Disclosing Party”) and (b) not to use or disclose to any third parties Confidential Information of the Disclosing Party other than as permitted by Section 9.2.  The Disclosing Party’s disclosure of Confidential Information to the Recipient shall not constitute a grant of any license or any other rights or generate any business arrangements unless specifically set forth herein or in another written agreement between the parties.

9.2                               Permitted Disclosures

A Recipient may disclose Confidential Information of the Disclosing Party only (a) to its employees solely for purposes of performing the Services, (b) with the prior written consent of the Disclosing Party and subject to any non-disclosure agreement that the Disclosing Party wishes to execute with the third party recipient of the Confidential Information, or (c) to appropriate regulatory authorities, attorneys and accountants and pursuant to any order of a court, administrative agency or other governmental authority, provided that the Disclosing Party has been provided with reasonable prior notice so that the Disclosing Party can take actions to prevent such disclosure or mitigate the effect of such disclosure on the Disclosing Party, and (d) to its attorneys, advisors, investors, prospective acquirors and investors, lenders and other financing sources, and to strategic partners or licensees of the Products, provided that such disclosure shall be made under terms of confidentiality at least as protective as those herein.

9.3                               Terms of This Agreement

Except as required by law and disclosure to each party’s respective accountants and legal counsel, neither party shall disclose to any third party any information about this Agreement other than the existence of this Agreement, without the other party’s prior written consent.  Each party shall give the other at least ten (10) business days advance written notice, unless such number of days must be shortened to comply with a legal request, of a disclosure required by applicable law and will cooperate with the other party to minimize the scope and content of such disclosure.

9.4                               Press Release

The text and timing of any press release or other communication to be published publicly in any manner by either party concerning the subject matter of this Agreement shall require the prior written approval of the other party, which shall not be unreasonably withheld.

10.                               Representations and Warranties; Disclaimers

10.1                       ICOS

ICOS represents and warrants to PDL the following:

A.                                   As of the date of this Agreement, ICOS has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ICOS.  As of the date of this Agreement, neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by ICOS with the provisions hereof, shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of ICOS, (ii)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to ICOS, or (iii)  conflict with any obligations or agreements of ICOS to any person, contractual or otherwise;

B.                                     The Product will have been manufactured in all material respects with the Manufacturing and Release Requirements and cGMP; [CONFIDENTIAL TREATMENT REQUESTED] and

C.                                     ICOS is not debarred and has not and, in providing the Services, will not knowingly use in any capacity the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 or any comparable law of any foreign jurisdiction, as each may be amended from time to time;

D.                                    EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 10.1, ICOS MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES OR PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT.  Without limiting the foregoing, PDL acknowledges that it has not and is not relying upon any implied warranty of any kind or upon any representation or warranty whatsoever by ICOS as to the commercial exploitability of the Product, the prospects (financial, regulatory or otherwise) or likelihood of commercial success of the Product after the date of this Agreement, or the need for third party licenses to commercialize the Product.

10.2                        PDL

PDL represents and warrants to ICOS the following:

A.                                   As of the date of this Agreement, PDL has all requisite power and authority to enter into and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PDL.  Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by PDL with the provisions hereof, shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of PDL, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PDL, or (iii) conflict with any obligations or agreements of PDL to any person, contractual or otherwise;

B.                                     PDL is entitled to supply the applicable PDL Patent Rights, PDL Trade-Secrets and PDL Materials to ICOS for the performance of the related Services;

C.                                     PDL shall use all Product supplied by ICOS pursuant to this Agreement solely for conducting clinical trials (and research and development activities related thereto) for the purpose of collecting clinical data necessary to meet North American and European regulatory filing requirements; and

D.                                    EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 10.2, PDL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PDL PATENT RIGHTS, PDL TRADE-SECRETS, PDL MATERIALS OR THE PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT.

11.                               Limitation on Liability

A.                                   EXCEPT FOR BREACHES OF SECTION 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) OR SPECIAL DAMAGES OF ANY TYPE OR AMOUNT ARISING OUT OF ITS BREACH OF ANY PROVISION IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE PERFORMANCE OR FAILURE TO PERFORM HEREUNDER) EVEN IF SUCH DAMAGES WERE FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE.

B.                                    ICOS’s sole liability to PDL for delivering Product that PDL is entitled to reject pursuant to Section 6.2 or breaching its warranty made in Section 10.1B, is to perform the obligations in accordance with Section 6.2.

C.                                    Without expanding (i) PDL’s liability as described in Section 7.2 for the failure to make timely payments as described therein or (ii) ICOSs’ liability as described in Section 11.B for the happening of the events described therein, each party’s liability to the other for any loss suffered by such other party arising as a direct result of a breach of this Agreement or of any other liability of any kind or nature, including without limitation, misrepresentation and negligence, arising out of this Agreement shall be limited to the payment of damages which shall not exceed in US Dollars an amount equal to [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, if and only to the extent that such damages are caused by the party’s willful or intentional misconduct, then [CONFIDENTIAL TREATMENT REQUESTED].

12.                               Indemnification

12.1                        Indemnification of ICOS

Except to the extent any of the following Liabilities (defined as follows) are as a result of ICOS’s negligence or willful misconduct, PDL shall defend, indemnify and hold harmless ICOS, its officers, agents, employees and Affiliates from and against any liabilities, damages, losses, expenses and costs (including reasonable attorneys’ fees) (collectively “Liabilities”) as a result of any third party claims or actions arising out of (a) PDL’s breach, violation or nonfulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) PDL’s gross negligence or willful misconduct, (c) the handling, possession, marketing and distribution, sale or use of the Product following delivery by ICOS to PDL, including without limitation any claim alleging breach of warranty or product liability, (d) any claims alleging ICOS’s use of the PDL Patent Rights, PDL Trade-Secrets and PDL Materials infringes any third party’s rights, or (e) any claim of infringement arising out of the composition of matter of the Product, Processing of the Product or use of the Product.

12.2                        Indemnification of PDL

Except to the extent any of the following Liabilities are as a result of PDL’s negligence or willful misconduct, ICOS shall defend, indemnify and hold harmless PDL, its officers, agents, employees and Affiliates from and against any Liabilities (as defined in Section 12.1) as a result of any third party claims or actions arising out of (a) ICOS’s breach, violation or nonfulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) ICOS’s gross negligence or willful misconduct, (c) ICOS’s handling, possession, or use of the Product and PDL Materials (except for claims of infringement based on ICOS’s Processing the Product) in ICOS’s possession and prior to delivery by ICOS to PDL, and (d) claims alleging that ICOS’s operations constitute an infringement of third-party proprietary rights, if infringement arises from technical information and know-how provided by ICOS, unless developed by ICOS on PDL’s behalf.

12.3                        Indemnification Procedures

Each party agrees it shall give to the party that is obligated to indemnify such party (a) prompt notice of any claim coming within the purview of the indemnities contained in this Section 12, (b) all relevant facts in its possession or control, (c) the right to exclusive control of the defense of any action unless a conflict of interest exists with respect to defending such action, and (d) its cooperation in the defense of any such action.  In addition, each party agrees that the indemnified party will not settle any Liabilities without the prior written consent of the indemnifying party, not to be unreasonably withheld.

12.4                        Product Liability and Worker’s Compensation Insurance

Each Party shall maintain, during the term of this Agreement and for a period of one (1) year thereafter, product liability in an amount not less than [CONFIDENTIAL TREATMENT REQUESTED] per occurrence and aggregate and shall maintain worker’s compensation insurance as required under applicable laws.

13.                               Term and Termination

13.1                        Term

Unless terminated early according to this Agreement (a) this Agreement shall continue for a period of five (5) years from the date hereof and may be extended by the parties’ mutual written agreement and (b) each Work or Quality Statement shall commence on the date of execution by the parties and shall terminate on the completion of the Services described therein.  The termination of this Agreement for any reason shall automatically terminate any and all Work and Quality Statements, unless the parties otherwise agree in writing.  In any event, each Work or Quality Statement is and shall remain subject to the terms and conditions of this Agreement.

13.2                        Termination

PDL is entitled to terminate this Agreement at any time and for any reason on sixty (60) days prior written notice to ICOS, subject to the Effects of Termination as described in Section 13.3 including, without limitation, the obligation to make such payments to ICOS as described in Section 13.3C.

In addition to the termination rights stated in foregoing paragraph and in Section 7.2, either party may terminate this Agreement by written notice to the other party on the occurrence of any of the following events:

A.                                   if the other commits a material breach of this Agreement which (in the case of a breach capable of remedy) is not remedied within sixty (60) days of the receipt by the other of written notice identifying the breach with specificity and requiring its remedy; provided, however, if the breach is as a result of non-payment of any amounts owed, following the expiration of any applicable grace period, the breaching party must remedy the breach within ten (10) days after receiving such written notice; or

B.                                     a petition is filed against the other party for an involuntary proceeding under any applicable bankruptcy or other similar law, and (i) such petition has not been dismissed within sixty (60) days of filing; or (ii) a court having jurisdiction has appointed a receiver, liquidator, trustee or similar official of such other party for any substantial portion of its property, or ordered the winding up or liquidation of its affairs; or

C.                                     the other party commences a voluntary proceeding under applicable bankruptcy or other similar law, has made any general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due.

D.                                    ICOS may terminate this Agreement by providing written notice to PDL if (i) PDL or ICOS is unable to perform or is substantially impaired from performing its respective obligations in a timely manner under this Agreement and the Work and Quality Statements due to court rulings related to third-party claims of intellectual property infringement against PDL covered under Section 12.1(d) and (ii) the parties cannot reach agreement about how to proceed within twenty (20) days of ICOS’s written notice to PDL.

E.                                      PDL may terminate this Agreement by providing written notice to ICOS if (i) PDL or ICOS is unable to perform or is substantially impaired from performing its respective obligations in a timely manner under this Agreement and the Work and Quality Statements due to court rulings related to third-party claims of intellectual property infringement against ICOS described under Section 12.2(d) and (ii) the parties cannot reach agreement about how to proceed within twenty (20) days of PDL’s written notice to ICOS.

13.3                        Effect of Termination

A.                                   On termination of this Agreement for any reason (whether due to breach of either party or otherwise), ICOS will furnish to PDL a complete inventory of all work in progress and an inventory of all Processed Product.

B.                                     By no later than the date on which the termination of this Agreement becomes effective, each party will return to the other all Confidential Information that it possesses or controls that belongs to the other, except that each may retain a copy in its law department or with its outside counsel for record-keeping purposes.  Notwithstanding the foregoing, the license rights granted to PDL under Sections 3.6 and 3.7 shall survive the termination of this Agreement unless this Agreement is terminated pursuant to the events described in Section 13.3C.

C.                                     In the event this Agreement is terminated (i) by PDL for any reason other than pursuant to Section 13.2.A, B, C or E, or Section 15 or (ii) by ICOS pursuant to Section 13.2.A, B, C or D, PDL will pay ICOS a sum equal to [CONFIDENTIAL TREATMENT REQUESTED], the payment for which shall be due to ICOS on or before the date of termination of this Agreement.  With respect to the manufacturing capacity that would have otherwise been used to perform the Services, [CONFIDENTIAL TREATMENT REQUESTED].

D.                                    If this Agreement is terminated pursuant to Section 13.2.E, ICOS shall [CONFIDENTIAL TREATMENT REQUESTED].

E.                                      On termination of this Agreement, neither party shall use or exploit in any manner whatsoever any Intellectual Property Rights of any kind or nature of the other party, except for the express rights granted in other Agreements between the parties and in Section 3.6 of this Agreement.  Without limitation to the foregoing, on termination of this Agreement, ICOS shall not use or exploit the PDL Patent Rights, PDL Trade-Secrets, PDL Confidential Information or PDL Materials in any way.

F.                                      Termination of this Agreement for any reason will not relieve the parties of any obligation accruing prior thereto.

G.                                     The following Sections will survive the termination of this Agreement for whatever reason:  3.6, 3.7, 6.2, 7, 8, 9 through 13, and 17 through 24.

14.                               Facility Inspection

PDL has the right on [CONFIDENTIAL TREATMENT REQUESTED] days’ notice and during business hours to visit ICOS (i.e., person in the plant) to observe the Process and the progress of the work and to inspect related records and data for the purpose of making quality control inspections so as to assure compliance with the applicable Work and Quality Statements; provided, however, that if another party’s product is being manufactured during the time that PDL intends to visit, such visit, as mutually agreed, (i) may be reasonably delayed until only PDL’s Product is being manufactured or (ii) take place subject to the provision that PDL’s representatives will not enter areas of any ICOS facility at times when third parties’ products are being manufactured.  The form, participants and procedures of all such inspections shall be subject to ICOS’s reasonable approval.  PDL representatives will follow such security and facility access procedures as are reasonably designated by ICOS.  During all such inspections, PDL shall use good faith efforts to avoid disrupting ICOS’s operations.

On no less than [CONFIDENTIAL TREATMENT REQUESTED] days’ notice to ICOS, PDL shall also be entitled to conduct a reasonable annual multi-day quality assurance site audit, the form, participants and procedure of which shall be subject to ICOS’s reasonable approval.  When conducting an inspection or audit as described, each of PDL’s representatives will (a) be subject to a nondisclosure obligation comparable in scope to Section 9, (b) follow such security and facility access procedures as are reasonably designated by ICOS, (c) be accompanied by an ICOS representative, and (d) not enter areas of any ICOS facility at times when third parties’ products are being manufactured to assure protection of ICOS’s or a third party’s Confidential Information.

15.                               Force Majeure

Neither party hereto shall be liable to the other party for any delay or default in such party’s performance hereunder if such delay or default is caused by conditions beyond such party’s reasonable control including, but not limited to, delays by the FDA or other governmental agency which are not due to serious violations of law by ICOS, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts or epidemic (“Force Majeure”).  Each party hereto agrees to promptly notify the other party of any event of Force Majeure and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.  If an event of Force Majeure affecting ICOS continues for a period of sixty (60) days, ICOS shall notify PDL as to how long ICOS expects the Force Majeure delay will last.  If ICOS expects that the Force Majeure delay will last six (6) months or more, PDL shall have the right to terminate this Agreement.  If ICOS expects that the Force Majeure delay will last less than six (6) months, and after such six (6) month period ICOS can still not perform under this Agreement, ICOS shall be in material breach of this Agreement and PDL shall have the right to terminate this Agreement.

16.                               Assignment

This Agreement will be binding on and will inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign any of its rights or obligations under this Agreement or the Work and Quality Statements to any third party without the other party’s prior written consent, which consent will not be unreasonably withheld; provided, however, that either party may assign its rights and obligations hereunder without the other party’s consent to a third party that is acquiring or merging with such party or that is purchasing all or substantially all of such party’s assets that are the subject matter of this Agreement, provided that the assignee assumes all of such party’s rights and obligations under this Agreement.

17.                               Use of Intellectual Property Rights

Except as expressly stated in this Agreement, no Intellectual Property Rights of any kind or nature are conveyed by this Agreement and neither party shall have any right, title or interest in or to the other party’s Intellectual Property Rights for any purpose whatsoever without such other party’s prior written consent.  Neither party shall use or disclose the name of the other in any advertising, sales, marketing or other promotional material, without the prior written consent of the other.

18.                               Entire Agreement; Amendments

Unless otherwise agreed to in a writing signed by both parties, this Agreement and the applicable Work and Quality Statements represent the entire understanding of the parties.  There are no promises, terms or conditions, oral or written, expressed or implied, other than those contained in this Agreement and/or in a Work or Quality Statement.  The terms of this Agreement shall supersede all previous and contemporaneous agreements between ICOS and PDL relating to the subject matter contained herein.  To the extent any terms of a Work or Quality Statement (or any Appendices attached thereto) conflict with the terms of this Agreement, the terms of this Agreement shall control unless the parties expressly state in the Work or Quality Statement (or in the Appendices) that specific terms contained therein control over the applicable conflicting terms in this Agreement.  If PDL chooses to issue a purchase order (“PO”) for the delivery of Product, such PO should reference this Agreement and the specific Work and Quality Statements and shall be issued solely for the convenience of PDL and to provide subject matter description.  Except as expressly provided in this Agreement, this Agreement and each Work or Quality Statement may be modified or amended only by the parties’ written agreement.

19.                               Waiver; Severability

No delay or waiver (or single or partial exercise) on the part of either party on any one or more occasions in exercising any right, power or privilege hereunder will operate as a waiver thereof or of any other right, power or privilege hereunder.  Any such waiver must be made in writing.  If any provision of this Agreement or any Work or Quality Statement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

20.                               Construction; Headings

This Agreement and all Work and Quality Statements will be deemed to have been drafted by both PDL and ICOS and will not be construed against either party as the draftsperson hereof.  All section titles or headings contained in this Agreement and any Work and Quality Statements are for convenience only, will not be deemed a part hereof or thereof and will not affect the meaning or interpretation of this Agreement or the Work and Quality Statements.

21.                               Attorneys’ Fees

If either party is reasonably required to initiate legal action to enforce its rights and the other party’s obligations under this Agreement, the prevailing party in such action shall be entitled to recover its reasonably attorneys’ fees and costs.

22.                               Notices

Any notices, demand, invoices, payments or statements required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been delivered when personally delivered, when sent by fax or email (with confirmation of delivery), or on the third business day following its mailing by registered or certified mail (return receipt requested), to the parties at their respective addresses stated in the opening paragraph of this Agreement, or to such other address as designated in writing.

23.                               Independent Contractor

The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer.  The parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

24.                               Counterparts

This Agreement and any Work or Quality Statements may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

PROTEIN DESIGN LABS, INC.	ICOS CORPORATION

By	By
Name:	Name:
Title	Title

EXHIBIT

WORK STATEMENT
TO MANUFACTURING AGREEMENT
BETWEEN
ICOS CORPORATION AND PROTEIN DESIGN LABS, INC.
DATED

Date of Work Statement:

I.                                         Product

“Product” means M200.

II.                                     Scope of Services

Attached as Appendix A

III.                                 PDL Materials

IV.                                Manufacture and Release Requirements

A.                                   Manufacturing Procedure and Requirements

B.                                     QA/QC Tests

C.                                     Handling and Storage Requirements

D.                                    Packaging Requirements

E.                                      Record Keeping Requirements

V.                                    Acceptance Criteria

Attached as Appendix B.

VI.                                Estimated Timeline

Attached as Appendix C.

VII.                            Price and Payment Terms

Attached as Appendix D.

VIII.                        Quality Statement

Attached as Appendix E.

PROTEIN DESIGN LABS, INC.	ICOS CORPORATION

By	By
Name:	Name:
Title	Title
Dated:	Dated:

APPENDIX A
SCOPE OF SERVICE

[CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX B
ACCEPTANCE CRITERIA

[CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX C
ESTIMATED TIMELINE

[CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX D
PRICE AND PAYMENT TERMS

[CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX E
QUALITY STATEMENT

[CONFIDENTIAL TREATMENT REQUESTED]